Exhibit 23.1

Consent of Independent Certified Public Accountants

We have issued our report dated February 12, 2010 accompanying the financial statements of Lifecore Biomedical, LLC for the year ended December 31, 2009 and the period from March 27, 2008 to December 31, 2008 included in this Current Report on Form 8-K/A.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Landec Corporation on Forms S-8 (Nos. 333-109889, effective October 22, 2003; 333-89368, effective May 30, 2002; 333-62866, effective June 13, 2001; 333-06163, effective June 17, 1996; 333-29103, effective June 13, 1997; 333-80313, effective June 9, 1999; 333-52339, effective May 11, 1998; 333-129895, effective November 22, 2005; and 333-163926, effective December 22, 2009).

Minneapolis, Minnesota
July 9, 2010	/s/ Grant Thornton LLP